Exhibit 99.1
Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 1

Zhongpin Reports Higher Results for the First Quarter 2010

CHANGGE and BEIJING, China, May 7, 2010 /PRNewswire-FirstCall/ -- Zhongpin Inc. (“Zhongpin”, Nasdaq: HOGS), a leading meat and food processing company in the People's Republic of China, today reported higher revenues, net income, and diluted earnings per share for the first quarter of 2010 compared with the first quarter of 2009.

First Quarter 2010 and recent highlights:

•	Net sales revenues increased 32.8 percent in the three months ended March 31, 2010 to $204.3 million from $153.8 million in the first quarter 2009.

•	Net income increased 37.1 percent to $13.3 million in the first quarter 2010 from $9.7 million in the first quarter 2009.

•	Basic and diluted earnings per share increased 15.2 percent to $0.38 in the first quarter 2010 from $0.33 in the first quarter 2009.

•
Hog and pork prices in the first quarter 2010 decreased about 10 percent from the fourth quarter 2009 due mainly to the hog supply temporarily exceeding market demand. Prices are expected to recover in the near future.

•	In March 2010, Zhongpin started to expand its pork plant in Anyang to add 35 percent more capacity for chilled pork; the expansion should be completed in July.

•	The company opened its new premium pork oil plant in Changge on April 12, with a designed annual capacity of 20,000 metric tons of oil.

•	Prior guidance for the year 2010 has been maintained.

Mr. Xianfu Zhu, Chairman and Chief Executive Officer of Zhongpin Inc., said, “Our first quarter of 2010, I believe, proves the wisdom of our aggressive expansion, since we were able to continue growing sales revenues, net income, and earnings per share during a period of moderate but temporary declines in the prices of hogs and pork.”

“Our long-term strategy, established several years ago and only slightly retuned, continues to be  (1) increase production capacity, (2) broaden awareness and recognition of our well-known brand, which today is starting to emerge from a regional toward a national market, (3) exploit our sales capabilities by accessing more retail outlets and sales channels, and as a result, (4) increase sales revenues and net income.”

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 2

Capacity and market expansion

Mr. Zhu added, ”In 2010, we will continue to execute our strategic plan, which has proven to be successful so far in sustaining our growth. The easiest actions to see are our plant expansions.”

In January 2010, we began production in our new chilled and frozen pork plant in Tianjin. It has an annual capacity of 100,000 metric tons, of which 70 percent will be chilled pork and 30 percent frozen pork. We believe we will reach target capacity utilization in this plant during the third quarter 2010.

In March 2010, we began to improve our chilled pork plant in Anyang to expand capacity by 35 percent. When the four-month project is completed in July, our annual capacity there will be 85,000 metric tons, of which 70 percent will be for chilled pork, up from 60 percent, and the remaining 30 percent will be for frozen pork, which remains unchanged in capacity. Production will be maintained during the changes. The improvements and capacity increase are expected to help meet the rapidly growing demand for high quality chilled pork that we expect in north China over the next several years.

In April 2010, we started constructing a new prepared pork products plant in Tianjin that will have an annual capacity of about 36,000 metric tons. The new Tianjin facility will include a new warehouse and distribution center and a research and development center, which should improve our product portfolio, support our cold-chain logistics, and help accommodate the higher production capacity by facilitating efficient distribution. Production is expected to start in the fourth quarter 2010 and should achieve target capacity utilization in the second quarter 2011. The two state-of-the-art Tianjin facilities that will be added in 2010, which will be integrated within one industrial park, are expected to cost about $61.0 million in total.

As expected, we opened our new premium pork oil production plant in Changge on April 12. It has a designed annual capacity of about 20,000 metric tons. This new product is being sold through Zhongpin’s existing sales channels to institutional, wholesale, and retail customers. The first orders filled have been under contracts with institutional and wholesale customers that were signed before production began.

By the end of 2010, we believe that Zhongpin’s annual capacity will be at least 563,760 metric tons for chilled and frozen pork, 126,000 metric tons for prepared pork products, 20,000 metric tons for premium pork oil, and 30,000 metric tons for vegetables and fruits, for a total production capacity of 739,760 metric tons. Of course, as we build additional plants, we also extend our cold-chain logistics system for delivery into our new markets.

New cold storage and distribution centers

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 3

Zhongpin is also constructing three cold storage and distribution centers for chilled and fresh pork and agricultural products. The centers are located adjacent to Zhongpin’s processing facilities in Zhumadian, Anyang, and Luoyang, in China’s Henan province, and will begin operating in the second quarter 2010. Total investment for the centers will be $13.6 million.

Each center will have more than 20,000 square meters for processing, storage, and allocation workshops. Adjustable multi-temperature multi-level cold storage rooms in each center will provide outstanding conditions to maintain the highest quality and flavor for a variety of products. Initially, about 40 percent of the capacity will be devoted to Zhongpin’s chilled and frozen pork, with the remaining 60 percent used to provide storage, processing, and allocation services for other food producers, most of which are already under contract. As with Zhongpin’s other new facilities, the centers will have the most modern quality assurance, processing, logistics, and information technology systems.

Technology and training leverage

Our research and development is focused mainly on advancing process technology for our production and on creating new products to serve the country’s growing need for tasteful, healthy, and nutritious food that can be easily adopted in China’s evolving modern way of life.

We also continue to invest in training and employee development so that we can better sustain rapid and healthy growth while maintaining a satisfactory profit margin.

Further emphasis on chilled pork and prepared pork products

Our most popular products are chilled pork and prepared pork products. Chilled pork offers customers the most preferred taste, while prepared pork products offer great and varied tastes, combined with easy and quick preparation. We believe these two product lines, in particular, should provide us with attractive profit margins and high sustainable demand.

Hog and pork prices declined

Hog and pork prices decreased approximately 10 percent in the first quarter of 2010 from the fourth quarter of 2009 primarily because the supply of hogs was higher than the market demand. The imbalance between supply and demand was due to a limited outbreak of foot and mouth disease in south China that affected the hog breeding industry. Zhongpin does not source hogs from south China. As of the end of the first quarter, we are not aware of any reports of new infections, so we believe the disease has been controlled and the outbreak is over. We expect hog and pork prices to recover in the near future.

Outlook for pork demand in China

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 4

China’s economy continues to expand at a good rate, with pork at the top of the food buying list as China’s preferred protein. The industry outlook for pork processing remains positive. Zhongpin’s brand position and higher market share in the pork category continues to strengthen, and we are broadening into additional geographic markets and new products based on our research and development. The expansion of our processing plants and distribution networks is giving us the ability to satisfy the increasing market demand for our high quality products.

Mr. Zhu summarized, “With this good start for the year, we believe our outlook for 2010 continues to be encouraging, and we remain comfortable with our previous performance guidance.”

Guidance maintained

Zhongpin is maintaining its prior guidance for the year 2010.

Mr. Warren Wang, Zhongpin’s Chief Financial Officer, said, “For the year 2010, we continue to believe that Zhongpin’s sales revenues should be within a range of $900 million to $940 million, with gross profit within the range of $106 million to $115 million and net income within the range of $52 million to $57 million. The resulting diluted earnings per share for the year 2010 is currently expected to be within the range of $1.49 to $1.64 per share.”

This guidance is based on several assumptions and strategies that include:

•	Continuation of China’s policies designed to stimulate domestic consumption and economic growth;

•	Higher average pork prices in China’s pork industry in 2010 than in 2009;

•	Higher sales volume of our pork products, led by chilled pork products, followed by prepared pork products and frozen pork products;

•	A higher percentage of sales from our higher-margin chilled pork and prepared pork products;

•	Average capacity utilization of about 75 percent for pork products;

•	Increasing distribution efficiencies from expansion of our cold-chain logistics system and service areas;

•	Growing awareness of the Zhongpin brand in regional markets and emerging brand awareness across China; and

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 5

•	Continuation of the Chinese government’s support and subsidies for producers of agricultural products, such as Zhongpin.

Zhongpin believes that China’s food processing industry will continue to consolidate, which may result in higher market shares for our main competitors. However, we believe Zhongpin is equipped to meet the challenge of increasing competition and that our guidance for 2010 can be achieved.

Sales revenues

Total revenues increased $50.5 million or 32.8 percent to $204.3 million in the three months ended March 31, 2010 from $153.8 million in the three months ended March 31, 2009. The increase was primarily due to higher sales volume of our pork and pork products, which was partly offset by somewhat lower prices for our pork and pork products.

The following table shows our sales by product division for the three months ended March 31, 2010 and 2009.

	Sales by Division (unaudited)
	Three Months Ended March 31, 2010			Three Months Ended March 31, 2009
	Metric Tons	Sales Revenues (in millions)	Average Price / Metric Ton	Metric Tons	Sales Revenues (in millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	64,418	$114.7	$1,781	43,499	$86.3	$1,984
Frozen pork	32,845	50.4	$1,534	24,077	44.0	$1,827
Prepared pork products	16,047	36.3	$2,262	9,530	22.0	$2,308
Vegetables and Fruits	3,952	2.9	$734	2,645	1.5	$567
Total	117,262	$204.3	$1,742	79,751	$153.8	$1,929

Chilled pork revenues increased on higher tonnage at lower average prices. Revenues from chilled pork products increased 32.9 percent in the first quarter 2010 from the first quarter 2009. Chilled pork tonnage increased 48.1 percent in the first quarter 2010 from the first quarter 2009. Our average price per metric ton for chilled pork decreased 10.2 percent in the first quarter 2010 from the first quarter 2009.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 6

Frozen pork revenues increased on higher tonnage at lower average prices. Revenues from frozen pork products increased 14.5 percent in the first quarter 2010 from the first quarter 2009. Frozen pork tonnage increased 36.4 percent in the first quarter 2010 from the first quarter 2009. Our average price per metric ton for frozen pork decreased 16.0 percent in the first quarter 2010 from the first quarter 2009.

Prepared pork revenues increased on higher tonnage at slightly lower average prices. Revenues from prepared pork products increased 65.0 percent in the first quarter 2010 from the first quarter 2009. Prepared pork tonnage increased 68.4 percent in the first quarter 2010 from the first quarter 2009. Our average price per metric ton for prepared pork products decreased 2.0 percent in the first quarter 2010 from the first quarter 2009.

Pork and pork products totaled 98.6 percent of total revenues in the first quarter 2010, compared with 99.0 percent of total revenues in the first quarter 2009.

Vegetables and fruits revenues increased on higher tonnage at higher average prices. Vegetables and fruits revenues increased 93.3 percent in the first quarter 2010 from the first quarter 2009. Tonnage of vegetables and fruits increased 49.4 percent in the first quarter 2010 from the first quarter 2009. Our average price per metric ton for vegetables and fruits increased 29.5 percent in the first quarter 2010 from the first quarter 2009. This product division benefitted from strong export sales in the first quarter 2010 compared with the first quarter 2009.

Vegetables and fruits were 1.4 percent of total revenues in the first quarter 2010 compared with 1.0 percent of total revenues in 2009.

The sales of meat and vegetable products are closely related to the particular regional markets in which our distribution channels are located. Therefore, the increase in metric tons sold for the first quarter of 2010 was partly attributable to our success in expanding our distribution channels. The following table shows our distribution channels at the end of the first quarters of 2010 and 2009.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 7

	Numbers of Stores and Cities Generating Sales Volume (unaudited)
	March 31,		Net Increase	Percentage Increase
	2010	2009
STORES AND COUNTERS
Showcase stores	148	135	13	9.6%
Branded stores	1,017	970	47	4.8%
Supermarket counters	2,055	1,992	63	3.2%
Total CITIES	3,205	3,061	144	4.7%
First-tier cities	29	29	0	0.0%
Second-tier cities	125	111	14	12.6%
Third-tier cities	393	337	56	16.6%
Total cities	547	477	70	14.7%

The expansion in our distribution channels and geographical coverage has been a significant factor in the increase in our sales volume. The following table shows our revenues by distribution channel for the first quarter of 2010 and 2009.

	Sales by Distribution Channel (Dollars in millions) (unaudited)
	First quarter ended March 31,		Net increase	Percent increase
	2010	2009
Retail channels	$84.6	$68.3	$16.3	23.9%
Wholesalers and distributors	62.2	45.5	16.7	36.7%
Restaurants and food service	56.2	39.5	16.7	42.3%
Export	1.3	0.5	0.8	160.0%
Total	$204.3	$153.8	$50.5	32.8%

The increase in sales to different distribution channels was mainly due to the following factors: (1) our production capacity has increased since we put new facilities into operation in 2009 and increased our utilization rate for all facilities; (2) we have built up our brand image and brand recognition through general advertising display promotions and sales campaigns; (3) we have increased the number of stores and other channels through which we sell our products; and (4) we believe consumers are placing increased importance on food safety and are willing to pay higher prices for safe food products.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 8

As presented in the table above, our most significant dollar revenue increases came almost equally from our retail channels, wholesalers and distributors, and restaurants and food service organizations. Sales to restaurants and food service providers had the highest percentage increase.

Revenues from export sales increased $0.8 million or 160.0 percent to $ 1.3 million in the first quarter 2010 from $ 0.5 million in the first quarter 2009. The increase was mainly in vegetables and fruits.

Costs of sales and gross profit margin

Our cost of sales increased $44.7 million or 33.2 percent to $179.4 million in the first quarter 2010 from $134.7 million in the first quarter 2009. The increase in our cost of sales was consistent with our increase in sales revenues.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 9

	Cost of Sales by Division (unaudited)
	Three Months Ended March 31, 2010			Three Months Ended March 31, 2009
	Metric Tons	Cost of Sales (in millions)	Average Price / Metric Ton	Metric Tons	Cost of Sales (in millions)	Average Price / Metric Ton
Pork and Pork Products
Chilled pork	64,418	$102.1	$1,585	43,499	$76.7	$1,763
Frozen pork	32,845	46.3	$1,410	24,077	39.9	$1,657
Prepared pork products	16,047	28.6	$1,782	9,530	16.9	$1,773
Vegetables and Fruits	3,952	2.4	$607	2,645	1.2	$454

Total	117,262	$179.4	$1,530	79,751	$134.7	$1,689

Our gross profit margin (gross profit divided by sales revenues) decreased slightly to12.2 percent in the first quarter 2010 from 12.4 percent in the first quarter 2009 primarily due to (1) an increase in labor costs, (2) an increase in depreciation expense resulting from the newly-built production facilities that were put into service in the past year, and (3) our strategic decision to take actions to increase market share and our capacity utilization rate.

As a result, our gross profit margin was lower than the level we would expect to achieve when we fully integrate our new production facilities and open new regional markets for our products. We intend to adjust our production levels and product mix and the percentages of our sales through our different sales channels in the coming quarters to increase our gross profit margin.

General, administrative, and selling expenses

General and administrative expenses increased $1.5 million or 32.6 percent to $6.1 million in the first quarter 2010 from $4.6 million in the first quarter 2009. As a percentage of revenues, general and administrative expenses remained at 3.0% in first quarters of 2010 and 2009.

The increase in general and administrative expenses in the first quarter 2010 was primarily the result of a $0.5 million increase in bad debt provision due to the increase in accounts receivables, a $0.4 million increase in depreciation due to the increase in fixed assets, and a $0.4 million increase in consulting fees.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 10

Selling expenses increased $1.5 million or 53.6 percent to $4.3 million in the first quarter 2010 from $2.8 million in the first quarter 2009. The increase in selling expenses was primarily the result of our higher sales of pork and pork products and was primarily due to a $0.9 million increase in advertising and a $0.3 million increase in transportation. As a percentage of revenues, selling expenses increased to 2.1 percent in the first quarter 2010 from 1.8 percent in the first quarter 2009.

Interest expense, net

Interest expense, net of interest income, decreased $0.1 million or 6.7 percent to $1.4 million in the first quarter 2010 from $1.5 million in the first quarter 2009 due primarily to lower interest rates.

Other income and government subsidies

Other income and government subsidies increased $0.9 million or 300.0 percent to $1.2 million in the first quarter 2010 from $0.3 million in the first quarter 2009 primarily due to a new budget received from the PRC Ministry of Finance in the first quarter 2010 to a few selected enterprises in the locality. The objective of which is to promote further growth and development of enterprises in the key industries

Income taxes

The effective tax rate in the PRC on income generated from the sale of prepared pork products is 25 percent and there is no income tax on income generated from the sale of other products, including chilled and frozen pork, and vegetables and fruits products. The increase of $0.3 million in the provision for income taxes in the first quarter of 2010 from the first quarter of 2009 resulted from the increase in revenue from prepared meat products.

Net income

Net income increased $3.5 million or 36.0 percent to $13.3 million in the first quarter 2010 from $9.7 million in the first quarter 2009, primarily due to higher revenues and good control of profit margin and expenses in support of the higher sales.

Earnings per share

Basic and diluted earnings per common share were $0.38 in the first quarter 2010, up 15.2 percent from $0.33 in the first quarter 2009.

Basic weighted average shares outstanding increased 17.7 percent in the first quarter 2010 from the first quarter 2009. Diluted weighted average shares outstanding increased 19.1 percent.

Liquidity and capital resources

At March 31, 2010, we had cash and cash equivalents of $56.4 million and working capital of $42.4 million. Working capital is defined as current assets minus current liabilities.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 11

In the first quarter 2010, net cash provided by operating activities was $7.1 million, which resulted mainly from $13.2 million in net income, depreciation and amortization allowance of $3.0 million and a net use of cash in operating assets and liabilities of $9.1 million.

Net cash used in investing activities was $17.5 million in the first quarter 2010, which resulted primarily from $21.5 million used for construction in progress, additions to property and equipment, and land use rights, partly offset by an increase of $4.0 million in restricted cash.

Net cash used by financing activities was $2.2 million in the first quarter 2010, primarily due to a repayment of a capital lease obligation of $1.6 million and cash used to repay debt, net of debt borrowings, of $0.8 million, partly offset by cash proceeds of $0.2 million from the exercise of warrants. During the first quarter 2010, Zhongpin strengthened its financial structure by paying off short-term borrowings using the proceeds from new long-term loans that generally have lower interest rates and better terms than had the short-term borrowings.

We believe our existing cash and cash equivalents, together with our available lines of credit of $234.6 million at March 31, 2010, will be sufficient to finance our investment in new facilities, operating requirements, and anticipated capital expenditures of approximately $74.2 million over the next 12 months. We intend to use such funds over the next 12 months to pay for our capacity expansion and the construction of supporting facilities and to supplement our working capital requirements to enable us to strengthen our market position and accelerate our growth.

Conference call and webcast

Zhongpin will host its quarterly conference call and live webcast at 8:00 a.m. Eastern Daylight Time (New York) on Monday, May 10, 2010, which is 8:00 p.m. in Beijing on the same day. The live event on May 10, 2010 will be available at 1:00 p.m. in London and at 2:00 p.m. in west European cities.

Speaking on the call will be Mr. Xianfu Zhu, Chairman and CEO, Mr. Baoke Ben, Board Director and EVP, Mr. Warren (Feng) Wang, VP and CFO, and Mr. Sterling Song, Investor Relations Manager.

To participate in the live conference call, please dial one of the following numbers five to ten minutes prior to the scheduled starting time. When prompted by the operator, please enter the participant PIN code shown below to be connected to the call.

U.S. toll-free number International dial-in number Mainland China toll-free number Participant PIN code	1-866-549-1292 +852-3005-2050 400-681-6949 326957#

A simultaneous live webcast of the conference call will be available on the Investor Relations section of Zhongpin’s website at www.zpfood.com. To listen to the call, please go to the website at least 15 minutes before the call’s start to register and to download and install any necessary audio software. An archive of the webcast will be available shortly after the conference call and can be reached in the Investor Relations section of Zhongpin’s website.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 12

A telephone replay of the call will be available after the conclusion of the conference call through 9:00 a.m. Eastern Daylight Time on June 9, 2010. The number for the toll-free telephone replay in the U.S. is 1-866-753-0743, with the conference reference number of 145136#. The international telephone dial-in replay number is +852-3005-2020, with the conference reference number of 145136#.

About Zhongpin

Zhongpin Inc. is a meat and food processing company that specializes in pork and pork products, vegetables, and fruits in China. Its distribution network in the China covers 20 provinces plus Beijing, Shanghai, Tianjin, and Chongqing and includes more than 3,000 retail outlets. Zhongpin's export markets include the European Union and Southeast Asia. For more information about Zhongpin, please visit Zhongpin's website at http://www.zpfood.com.

Safe harbor statement

Certain statements in this news release are forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Zhongpin has based its forward-looking statements largely on its current expectations and projections about future events and trends that it believes may affect its business strategy, results of operations, financial condition, and financing needs.

These projections involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to such factors as downturns in the Chinese economy, unanticipated changes in product demand, any effect from the A(H1N1) virus on Zhongpin’s market or sales, interruptions in the supply of live pigs and or raw pork, poor performance of the retail distribution network, delivery delays, freezer facility malfunctions, Zhongpin’s ability to build and commence new production facilities according to intended timelines, the ability to prepare Zhongpin for growth, the ability to predict Zhongpin’s future financial performance and financing ability, changes in regulations, and other information detailed in Zhongpin's filings with the United States Securities and Exchange Commission. These filings are available from www.sec.gov or from Zhongpin’s website at www.zpfood.com.

You are urged to consider these factors carefully in evaluating Zhongpin’s forward-looking statements and are cautioned not to place undue reliance on those forward-looking statements, which are qualified in their entirety by this cautionary statement. All information provided in this news release is as of the date of this release. Zhongpin does not undertake any obligation to update any forward-looking statement as a result of new information, future events or otherwise, except as required by law.

Financial statements follow.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 13

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Amount in U.S. dollars) (Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues
Sales Revenues	$204,284,915	$153,849,448
Cost of sales	(179,366,565)	(134,705,646)
Gross Profit	24,918,350	19,143,802
Operating expenses
General and administrative expenses	(6,058,141)	(4,608,286)
Selling expenses	(4,336,828)	(2,793,278)
Research and development expenses	(40,852)	(30,578)
Amortization of loss from sale-leaseback	--	(16,657)
Total operating expenses	(10,435,821)	(7,448,799)
Income from operations	14,482,529	11,695,003

Other income (expense)
Interest expense	(1,435,461)	(1,499,520)
Other income (expenses)	565,063	168,073
Exchange gain (loss)	(304)	1,333
Government subsidies	625,156	94,955
Total other income (expense)	(245,546)	(1,235,159)
Net income before taxes	14,236,983	10,459,844
Provision for income taxes	(986,520)	(718,545)
Net income	$13,250,463	$9,741,299

Foreign currency translation adjustment	86,265	(378,972)
Comprehensive income	$13,336,728	$9,362,327

Basic earnings per common share	$0.38	$0.33
Diluted earnings per common share	$0.38	$0.33
Basic weighted average shares outstanding	34,715,466	29,486,642
Diluted weighted average shares outstanding	35,222,810	29,569,452

The accompanying notes are an integral part of these consolidated financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 14

ZHONGPIN INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in U.S. dollars)

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$56,363,756	$68,982,259
Restricted cash	10,539,784	14,490,575
Bank notes receivable	9,127,624	7,997,172
Accounts receivable, net of allowance for
doubtful accounts of $1,628,947 and $1,132,038	29,860,755	20,419,797
Other receivables, net of allowance for doubtful
accounts of $168,041 and $290,436	508,705	652,523
Purchase deposits	4,081,140	5,653,192
Inventories	35,893,367	33,859,420
Prepaid expenses	296,477	186,030
VAT recoverable	16,261,364	14,064,185
Allowance receivables	4,413,770	-
Deferred tax assets	256,222	256,151
Other current assets	155,992	120,709
Total current assets	167,758,956	166,682,013

Property, plant and equipment (net)	211,294,506	189,588,904
Deposits for purchase of land usage rights	8,721,167	8,718,740
Construction in progress	66,833,282	70,192,150
Land use rights	61,295,934	61,128,431
Deferred charges	28,512	39,855
Other non-current assets	1,762,199	1,761,709
Total assets	$517,694,556	$498,111,802

LIABILITIES AND EQUITY
Current liabilities
Short-term loans	$68,015,962	$84,661,697
Bank notes payable	5,874,339	9,560,353
Long-term loans - current portion	1,317,609	4,539,215
Capital lease obligation-current portion	6,760,143	7,480,098
Accounts payable	12,544,468	9,260,750
Other payables	13,420,394	12,882,316
Accrued liabilities	10,462,477	7,377,850
Deposits from customers	4,982,010	5,335,907
Tax payable	1,940,455	1,918,057
Total current liabilities	125,317,857	143,016,243
Deferred tax liabilities	248,014	247,945
Deposits from customers	2,192,942	1,987,579
Capital lease obligation	10,192,985	11,104,435
Long-term loans	68,876,352	44,912,744
Total liabilities	206,828,150	201,268,946

Equity
Common stock: par value $0.001; 100,000,000 authorized; 34,725,104 and 34,662,314 shares issued and outstanding	34,725	34,662
Additional paid-in capital	166,856,661	166,169,902
Retained earnings	124,949,838	111,699,375
Accumulated other comprehensive income	19,025,182	18,938,917
Total equity	310,866,406	296,842,856
Total liabilities and equity	$517,694,556	$498,111,802

The accompanying notes are an integral part of these consolidated financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 15

ZHONGPIN INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOW
(Amounts in U.S. dollars) (Unaudited)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities:
Net income	$13,250,463	$9,741,299
Adjustments to reconcile net income to net cash provided by (used in) operations:
Depreciation	2,729,974	1,801,235
Amortization	327,390	187,858
Provision for allowance for bad debt	374,030	(102,628)
Stock-based compensation expense	473,472	289,917

Changes in operating assets and liabilities:
Accounts receivable	(9,929,541)	(7,783,530)
Other receivables	266,413	1,378,559
Purchase deposits	1,573,258	(16,221,596)
Prepaid expenses	(110,379)	61,962
Inventories	(2,024,048)	(8,640,944)
Tax refunds recoverable	(2,192,751)	(2,154,544)
Other current assets	(35,240)	(31,519)
Deferred charges	11,351	11,632
Accounts payable	3,280,371	2,189,263
Other payables	534,534	1,131,977
Allowance receivables	(4,412,736)	--
Accrued liabilities	3,082,041	544,581
Taxes payable	21,859	(71,681)
Deposits from clients	(355,299)	(1,258,162)
Deposits from clients－Long term portion	204,761	11,277
Net cash provided by (used in) operating activities	7,069,923	(18,915,044)

Cash flows from investing activities:
Construction in progress	(19,057,251)	(2,749,323)
Additions to property and equipment	(1,942,869)	(3,441,307)
Additional to land usage rights	(477,844)	--
Increase in restricted cash	3,953,897	2,096,882
Net cash used in investing activities	(17,524,067)	(4,093,748)

Cash flows from financing activities:
Proceeds from (repayment of) bank notes, net	(4,815,772)	2,054,947
Proceeds from (repayment of) short-term bank loans, net	(19,887,508)	27,502,670
Proceeds from long-term loans	23,945,495	--
Proceeds from capital lease obligation	(1,636,194)	(359,875)
Proceeds from warrants exercise	213,350	--
Net cash provided by (used in) financing activities	(2,180,629)	29,197,742

Effects of rate changes on cash	16,269	(82,166)
Decrease (increase) in cash and cash equivalents	(12,618,504)	6,106,784
Cash and cash equivalents, beginning of period	68,982,259	41,857,166
Cash and cash equivalents, end of period	$56,363,755	$47,963,950

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,926,252	$1,527,258
Cash paid for income taxes	$964,583	$753,430

The accompanying notes are an integral part of these consolidated financial statements.

Zhongpin Inc.
Suite 605A, Raycom Info Tech Park, 2 Kexueyuan South Road, Zhongguancun, Haidain District,
Beijing, China 100190, +86 10 8286 1788 extension 101, ir@zhongpin.com

Zhongpin Reports Higher Results for the First Quarter 2010
News release of May 7, 2010 -- page 16

For more information, please contact:

Zhongpin Inc.

Mr. Sterling Song (English and Chinese)
Investor Relations Manager
Telephone +86 10 8286 1788 extension 101 in Beijing
ir@zhongpin.com

Mr. Warren (Feng) Wang (English and Chinese)
Chief Financial Officer
Telephone +86 10 8286 1788 extension 104 in Beijing
warren.wang@zhongpin.com

Christensen

Mr. Yuanyuan Chen (English and Chinese)
Telephone +86 10 5971 2001 in Beijing
Mobile +86 139 2337 7882 in Beijing
ychen@christensenir.com

Mr. Tom Myers (English)
Mobile +86 139 1141 3520 in Beijing
tmyers@christensenir.com

Ms. Kathy Li (English and Chinese)
Telephone +1 212 618 1978
kli@christensenir.com

SOURCE Zhongpin Inc.

www.zpfood.com